Exhibit 5.2

February 27, 2017

Board of Directors

Spire Inc.

700 Market Street

St. Louis Missouri 63101

Re:	Spire Inc.
Registration Statement on Form S-3
File No. 333- 213759

Ladies and Gentlemen:

We have acted as special counsel to Spire Inc., a Missouri corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (File No. 333-190388) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of $150,000,000 aggregate principal amount of the Company’s 3.543% Senior Notes due 2024 (the “Notes”) of which (i) $143,750,000 aggregate principal amount thereof were offered and sold by the selling securityholders named in Exhibit A to the Underwriting Agreement referenced below (the “Selling Securityholders” and such Notes, the “Secondary Notes”) and (ii) $6,250,000 aggregate principal amount thereof were issued, offered and sold by the Company (the “Primary Notes”). The Primary Notes were issued and sold by the Company pursuant to the terms of an underwriting agreement, dated February 22, 2017 (the “Underwriting Agreement”), by and among the Company, the Selling Securityholders and the several underwriters named in Exhibit B thereto for whom Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC acted as representatives (collectively, the “Underwriters”). The Secondary Notes were issued and sold by the Company to the Selling Securityholders pursuant to the Securities Purchase and Registration Rights Agreement, dated February 22, 2017 (the “SPRRA”), by and among the Company and the several purchasers named in Schedule B thereto and were sold by the Selling Securityholders to the Underwriters pursuant to the Underwriting Agreement. The Notes were issued under an Indenture, dated as of August 19, 2014 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture thereto, dated as of February 27, 2017 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and between the Company and UMB Bank & Trust, N.A., as trustee (the “Trustee”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have either participated in the preparation of or have reviewed and are familiar with, the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, and the Prospectus dated September 23, 2016 forming part of the Registration Statement (the “Prospectus”), as supplemented by the Prospectus Supplement dated February 22, 2017, filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes (the “Prospectus Supplement”). We have also reviewed the Indenture, the forms of global securities representing the Notes, the SPRRA and the Underwriting Agreement (collectively, the “Transaction Documents”). In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.

Spire Inc. February 27, 2017 Page 2

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies and the conformity of the Notes to the forms thereof that we have reviewed. In our examination of documents, we have also assumed (a) the due organization, valid existence and good standing under the laws of its jurisdiction of organization of each party to the Transaction Documents, (b) the legal capacity of natural persons, (c) the corporate or other power and due authorization of each of the Company and the other parties signatory thereto to execute, deliver and perform its obligations under the Transaction Documents, and to consummate the transactions contemplated therein, (d) the due execution and delivery of the Transaction Documents by all parties thereto and (e) that the Transaction Documents constitute the valid and binding obligation of each party thereto, other than the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon, in the case of the Notes, certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that upon (a) the due execution of the Notes by the Company, (b) the due authentication of the Notes by the Trustee pursuant to the Indenture, (c) the delivery of the Primary Notes against payment therefor in accordance with the Underwriting Agreement and (d) the delivery of the Secondary Notes against payment therefor in accordance with the SPRRA, the Notes will constitute valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

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We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus and the Prospectus Supplement, in each case forming a part of the Registration Statement and under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP